Exhibit 99.1
FOR IMMEDIATE RELEASE: March 2, 2007 PR07-05
CANYON RESOURCES REPORTS 2006 RESULTS AND FUTURE OUTLOOK
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to provide a summary of the results for the Company’s full year ended December 31, 2006.
Financial Results
We recorded a net loss of $2.7 million, or negative $0.07 per share, on revenues of $1.3 million for the year ended December 31, 2006. This compares to a net loss of $15.6 million, or negative $0.46 per share, on revenues of $4.1 million for the year ended December 31, 2005. The decrease of $12.9 million in net loss was due primarily to the following factors:
•	Positive variance of $11.0 million due to last year’s $9.2 million impairment of McDonald Gold Project that also reduced depreciation by $1.8 million.

•	Negative variance of $1.8 million in selling, general and administrative expenses primarily due to the expensing of share-based payments and holding costs at the Briggs Mine.

•	Positive variance of $1.7 million in asset retirement expenses due to no significant upward adjustments during 2006 and the elimination of the asset retirement obligation related to the McDonald Project.

•	Positive variance of $1.6 million due to the gain on asset exchange with Newmont. The gain was the result of the estimated fair value of the acquisition of Briggs Mine royalty previously held by Newmont.

•	Positive variance of $0.9 million related to the gain on sales of securities.

•	Negative variance of $0.7 million in gross gold sales margin due to lower gold sales and higher cost of sales.

•	Positive variance of $0.4 million regarding last year’s debenture conversion expense.

•	Negative variance of $0.2 million related to the cumulative effect from the adoption of FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements.
We ended the year with $4.0 million of unrestricted cash and short term investments. The $2.5 million of short term investments are all auction rate certificates that have maturities ranging from seven to 28 days. We began the year with $5.6 million in cash. Sources of additional cash during 2006 included a net of $5.2 million raised in equity transactions and the sale of securities for $0.9 million. Cash used in operations during 2006, excluding purchases of short-term investments, amounted to $6.1 million, and capital spending for the Briggs Mine re-start totaled $1.6 million. Significant uses of cash for operations are summarized as follows:
•	Selling general and administrative expenses amounted to $3.2 million.
•	Includes holding costs at the Briggs Mine of $0.6 million, and

•	Includes ongoing legal costs for McDonald of $0.2 million.
•	Exploration spending amounted to $1.3 million.

•	Asset retirement obligation spending amounted to $1.5 million primarily for capping the old leach pads and water treatment studies at the Kendall Mine and leach pad rinsing at the Briggs Mine.
For the year ended December 31, 2006, we sold 2,165 ounces of gold at an average price of $585. For the comparable period of 2005, we sold 9,263 ounces of gold at an average price of $445. The London PM Fix gold price averaged $603 and $445 per ounce for the year 2006 and 2005, respectively.
Operating Activities and Other Developments
2006 was a successful year for Canyon. We were successful in our drilling programs and were able to increase our estimates of mineralized material for the Briggs, Reward and Cecil R projects. At Briggs, we completed feasibility work and developed reserves and resources for future underground and open pit mining and successfully demonstrated the potential to further increase underground mineralization at the site. At Reward, we completed a pre-feasibility study, increased reportable mineralization, initiated a final feasibility study and commenced the permit process. In Montana, we were successful in advancing towards final closure of the Kendall Mine, we restructured and reduced reclamation liabilities in our Seven-Up Pete Venture and we defined a number of industrial mineral projects on our extensive mineral right positions. We continue to pursue the McDonald takings lawsuit against the State of Montana. Also during the year, we developed two uranium joint ventures in the southern Powder River Basin of Wyoming using information from our past exploration files. Most importantly, we developed a significant presence on the major gold trends in Nevada through the swap of assets in Montana as described below and through successful claim staking efforts. We currently control five gold properties in Nevada: Reward, which is in the permitting stage; two more that can be classified in the advanced exploration stage; and two that can be classified in the grass roots exploration stage. This significant presence in major U.S gold districts provides us with a strong future of potential gold project development opportunities. We are diligently working on plans to unlock the value of these properties.
Asset Optimization Program
As part of our strategy to optimize undervalued assets and to focus on gold deposits in Nevada, on the last business day of 2006, we completed an Asset Exchange Agreement with various subsidiaries of Newmont Mining Company (“Newmont”) to acquire the 3 percent NSR royalty held by Newmont on our Briggs Mine in Inyo County, California. In addition, we entered into an agreement with Newmont to acquire an option on the Adelaide Gold Project in Humboldt County, Nevada and the Tuscarora Gold Project in Elko County, Nevada. In exchange, Newmont received from us certain mineral rights, surface leases, and facilities near Lincoln, Montana with associated intellectual property and Newmont will assume all associated reclamation liability. We retained a royalty interest on mineral rights provided by us in this transaction.
During 2006, we sold owned securities for $0.9 million. Adding value from underutilized assets is a continuing activity that may result in additional asset sales, exchanges or the development of joint venture activities. Asset sources for these potential transactions include our substantial mineral interests in Montana, Wyoming, royalty interests in Argentina and the Dominican Republic, and proprietary property information related to past exploration or development work. It is increasingly clear that additional funding will be required to further pursue exploration on all of our properties and to demonstrate the real value of the Company.
Briggs Mine
We completed a positive re-start feasibility study for our Briggs Mine which is already permitted. This work has led to the development of a strategy for the re-start of the Briggs Mine which includes both underground and open pit mining options. The currently defined project utilizes around 50 percent of the existing plant capacity. Additional production potential may be possible by the development of extensions to the Goldtooth underground structure and the Briggs North underground zone. Recently announced drill results clearly display the potential for adding significant mineralization both along strike and to depth on the Goldtooth structure. We are continuing to drill step-out holes to test the additional potential along strike in this extensive, relatively under-explored, system.
A cash flow analysis was developed for the combined open pit and underground case without consideration of incremental underground reserve development or satellite deposit production. Total operating cash cost is estimated at $434 per ounce of gold produced over approximately a three year mine life. As outlined in the studies, we expect a total of approximately 115,000 ounces of gold would be recovered from mined material in this period. Initial capital to re-commence operations totals approximately $12.8 million including deferred underground development. At a gold price of $625 per ounce, the “combined” case provides an internal rate of return of approximately 24 percent and a cash flow of $7.6 million after capital recovery. Each $25 change in gold price affects the cash flows by $2.8 million. A predevelopment period of approximately five months would be required to initiate production once financing is arranged. Underground development would occur over a 12 month period concurrent with production. Other than our ability to finance the re-start, which is not guaranteed, leach pad construction and the retention of qualified personnel are the most significant risk factors that may impact our estimated timeline.
The current underground study assumes that a mining contractor will be utilized over the initial three year mine life which could be extended as additional reserves are developed. Underground ores would be commingled with surface mined ores at the crushing plant and processed through heap leaching. Re-start of mining at Briggs may be financed through equity sales, debt, or proceeds from asset sales.

Reward Project
The Reward Project continues to grow in size and quality. During 2006, we completed our Phase 1 drilling program of 6,140 feet and have developed a new geologic model and estimate of mineralized material that currently indicates an in-situ ore volume of 12.7 million tons at an average grade of 0.025opt gold utilizing a cutoff grade of 0.010 opt. Leach pad design work has been completed as part of the ongoing feasibility study and geotechnical slope angle studies are underway. We have consolidated the land position and have leased water rights for operations. A Plan of Operations has been submitted to regulatory authorities to commence the permitting process for this project.
Uranium Joint Venture Developments
In the early 1980s, Canyon and its joint venture partners conducted an aggressive exploration program for uranium in the southern Powder River Basin of Wyoming. This program included mapping and drilling that resulted in the discovery of several occurrences of uranium mineralization. In late 2005, we commenced a claim-staking effort to re-establish land positions over these former discoveries.
Canyon entered into the Converse Uranium Joint Venture (“Converse JV”) with New Horizon Uranium Corporation (“New Horizon”) in January 2006. New Horizon has committed to spend $1.0 million over three years to earn a 50 percent equity interest in this project. They must expend an additional $1.0 million over the following two years to earn up to a 70 percent interest in the project and complete a feasibility study to earn a 75 percent interest. At this time, New Horizon has not met its earn-in hurdles and Canyon still controls 100 percent interest in the joint venture.
In August 2006, the Converse JV joined with High Plains Uranium (“High Plains”) to form the Sand Creek Joint Venture (“Sand Creek JV”). The Sand Creek JV is owned 70 percent by the Converse JV and 30 percent by High Plains. The purpose of these joint ventures is to combine information and property positions over a portion of the total Converse JV area of interest and to explore for and potentially develop uranium deposits in an area of known uranium occurrences. In total, Canyon will not be required to provide funding until its partners have contributed between $2.0 and $2.8 million of expenditures in these ventures.
In November 2006, a drill program began in the western portion of the Sand Creek JV area and, by the end of 2006, 14 holes were completed totaling 10,395 feet. Of the 14 drill holes completed to date, 13 holes encountered intercepts of uranium mineralization indicative of a “roll front” style uranium deposit.

Conference Call
Senior management will hold a conference call on Monday, March 5, 2007, at 3:00 p.m. (EST). Live audio of the call will be accessible to the public by calling US/Canada dial-in number: 877-576-0177; international dial-in number: 706-679-4128, Conference ID number: 1022617. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call, through midnight March 7 2007, and can be accessed by calling: 800-642-1687 or 706-645-9291, Conference ID 1022617. The conference call will also be webcast and is available at http://audioevent.mshow.com/325318/ or via the Company’s website www.canyonresources.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	As of December 31,
	2006	2005
BALANCE SHEETS
Assets
Current assets	$4,426,800	$6,183,700
Noncurrent assets	12,397,800	8,463,000

Total assets	$16,824,600	$14,646,700

Liabilities and Stockholders’ Equity
Current liabilities	$2,392,300	$1,988,200
Notes payable — long term	825,000	825,000
Other noncurrent liabilities	3,087,200	4,944,500
Stockholders’ equity	10,520,100	6,889,000

Total liabilities and stockholders’ equity	$16,824,600	$14,646,700

	Year Ended
	December 31,
	2006	2005
STATEMENT OF OPERATIONS
Revenue	$1,270,300	$4,140,300
Expenses and Other (Income)
Cost of sales	1,076,200	3,214,400
Depreciation, depletion and amortization	35,100	1,849,300
Selling, general and administrative	4,070,200	2,269,400
Exploration costs	1,333,700	1,619,900
Impairment of long-lived assets	—	9,242,100
Accretion expense	222,600	133,900
Asset retirement obligation	(14,000)	1,383,300
Debenture conversion expense	—	448,200
Gain on asset disposals	—	(7,000)
Gain on sale of securities	(882,200)	—
Gain on asset exchange	(1,594,000)	—
Gain on release of asset retirement obligation	(340,600)	—
Late registration rights penalties	102,000	—
Loss (gain) on derivative instruments	69,600	(195,400)
Other income, net	(238,700)	(170,000)

Loss before cumulative effect of change in accounting principal	$(2,569,600)	$(15,647,800)
Cumulative effect of change in accounting principal	$(174,700)	$—

Net loss	$(2,744,300)	$(15,647,800)

Net loss per share	$(0.07)	$(0.46)

Basic and diluted weighted-average shares outstanding	41,530,800	33,881,200

CASH FLOW
Cash and cash equivalents, beginning of year	$5,649,200	$4,638,300
Net cash used in operating activities	(12,598,100)	(3,189,500)
Net cash provided by (used in) investing activities	3,317,400	(333,300)
Net cash provided by financing activities	5,145,200	4,533,700

Cash and cash equivalents, end of year	$1,513,700	$5,649,200

PRODUCTION & SALES DATA
Gold sales in ounces	2,165	9,263
Average realized price per ounce	$585	$445
Average market price per ounce (London PM Fix)	$603	$445